                            SCHEDULE 14A INFORMATION

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or Rule
                 14a-12

                           ZIPLINK, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if Other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or
           schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                 ZIPLINK, INC.
                        900 Chelmsford Street, Tower One
                          Lowell, Massachusetts 01851

                                                                   April 7, 2000

Dear Stockholder:

    You are cordially invited to attend our Annual Meeting of Stockholders to be held on Wednesday, May 3, 2000 at 10:00 a.m., Eastern Time, at 900 Chelmsford Street, Tower Three, Lowell, Massachusetts.

    The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration this year. You are being asked to elect seven directors and to ratify the appointment of Arthur Andersen LLP as the independent public accountants of the Company.

    At the meeting, Christopher W. Jenkins, our President, will be pleased to report on the affairs of ZipLink, and a discussion period will be provided for questions and comments of general interest to stockholders.

    We look forward to greeting personally those of you who are able to be present at the meeting. However, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign, date and mail, at your earliest convenience, the enclosed proxy in the envelope provided for your use or to vote by telephone or electronically.

    Thank you for your cooperation.

                                        Very truly yours,

                                        [SIGNATURE]

                                        Henry M. Zachs
                                        CHIEF EXECUTIVE OFFICER AND CO-CHAIRMAN
                                        OF THE BOARD

                                 ZIPLINK, INC.
                        900 CHELMSFORD STREET, TOWER ONE
                          LOWELL, MASSACHUSETTS 01851

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 3, 2000

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ZipLink, Inc. (the "Company") will be held on Wednesday, May 3, 2000 at 10:00 a.m., Eastern Time, at 900 Chelmsford Street, Tower Three, Lowell, Massachusetts for the following purposes:

        To elect seven directors to serve for the ensuing year;

        To consider and act upon a proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000; and

        To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    Stockholders of record at the close of business on March 23, 2000 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    All stockholders are cordially invited to attend the Annual Meeting in person. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, EACH STOCKHOLDER IS URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, OR VOTE BY TELEPHONE OR ELECTRONICALLY. No postage is required if the proxy is mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

                                          By Order of the Board of Directors

                                          ERIC M. ZACHS
                                          SECRETARY

Lowell, Massachusetts
April 7, 2000

                                 ZIPLINK, INC.
                        900 CHELMSFORD STREET, TOWER ONE
                          LOWELL, MASSACHUSETTS 01851
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                              GENERAL INFORMATION

PROXY SOLICITATION

    This Proxy Statement is furnished to the holders of Common Stock, par value $0.001 per share (the "Common Stock"), of ZipLink, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting"), or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Wednesday, May 3, 2000 at 10:00 a.m., Eastern Time, at 900 Chelmsford Street, Tower Three, Lowell, Massachusetts.

    It is proposed that at the Annual Meeting: (i) seven directors will be elected to serve for the ensuing year and (ii) the appointment of Arthur Andersen LLP as the independent public accountants of the Company for the fiscal year ending December 31, 2000 will be ratified.

    The Board of Directors is not currently aware of any other matters which will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters.

    Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company. Proxies will be solicited chiefly by mail; however, certain officers, directors, employees and agents of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, telegram or other personal contact. The Company will bear the cost of the solicitation of the proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of Common Stock.

    This proxy statement and related materials are being mailed on or about April 7, 2000 to all stockholders entitled to vote at the Annual Meeting.

REVOCABILITY AND VOTING OF PROXY

    A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Unless otherwise indicated on the form of proxy, shares of Common Stock represented by any proxy in the enclosed form, assuming the proxy is properly executed and received by the Company prior to the Annual Meeting, will be voted with respect to the following items on the agenda: (i) the election of each of the nominees for director as shown on the form of proxy; and
(ii) the appointment of Arthur Andersen LLP as the independent public accountants of the Company.

    Stockholders may revoke the authority granted by their execution of a proxy at any time prior to the effective exercise of the powers conferred by that proxy, by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of Common Stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified in such proxies. If no specifications are given, the proxies intend to vote the shares represented thereby "for" the election of each of the nominees for director as shown on the form of proxy and "for" the ratification of the appointment of Arthur Andersen LLP as the independent public accountants of the Company, and in accordance with their best judgment on any other matters which may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

    Only stockholders of record at the close of business on March 23, 2000 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. On March 23, 2000, there were 12,939,987 shares of Common Stock outstanding, each of which shares is entitled to one vote upon each of the matters to be presented at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but will not be counted with respect to the specific matter being voted upon. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority under the applicable rule of the New York Stock Exchange. The effect of broker non-votes on the specific items to be brought before the Annual Meeting is discussed under each item.

    The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of Arthur Andersen LLP as the independent public accountants of the Company.

INTERNET VOTING

    Stockholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote electronically through the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for shareholders whose bank or brokerage firm is participating in ADP's program.

    Registered stockholders may vote electronically through the Internet by following the instructions included with their proxy card. Stockholders not wishing to vote electronically through the Internet or whose form does not reference Internet or telephone voting information should complete and return the enclosed paper proxy card. Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect the right to vote in person at the Annual Meeting.

  BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN STOCKHOLDERS AND MANAGEMENT

    The following table sets forth information as of March 1, 2000 regarding the beneficial ownership of the Company's Common Stock of: (i) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock; (ii) each director and nominee for director of the Company; (iii) each executive officer named in the Summary Compensation Table (see "Executive Compensation" below); and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the named beneficial owner has the sole voting and investment power over the shares listed opposite such beneficial owner's name.

                                                       AMOUNT AND NATURE OF BENEFICIAL   PERCENTAGE OF
NAME OF BENEFICIAL OWNER                                OWNERSHIP OF COMMON STOCK(1)     COMMON STOCK
------------------------                               -------------------------------   -------------
Zachs Family Limited Partnership Number One (2)......             6,839,002                  52.85%

Henry M. Zachs (2)...................................             6,914,991(3)               53.44

Eric M. Zachs (2)....................................             6,914,991(3)               53.44

Nortel Networks, Inc.................................             1,634,781(4)               12.63

Christopher W. Jenkins...............................               400,542(5)                3.09

Ronald C. Lipof......................................                40,793(6)                   *

Gary P. Strickland...................................                    --                     --

Russel S. Bernard....................................                    --                     --

Jai P. Baghat........................................                 1,000                      *

Wayne A. Martino.....................................                 5,080(7)                   *

Alan M. Mendelson....................................                   500                      *

All directors and executive officers as a group (10
  persons) (8).......................................             7,438,895                  57.49%

------------------------

*   Represents less than one percent of the Company's Common Stock.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC"), based on factors including voting and investment power with respect to shares. Percentage of beneficial ownership is based on shares of the Company's Common Stock outstanding as of March 1, 2000. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days after March 1, 2000, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

(2) The address for the Zachs Family Limited Partnership Number One, Henry M. Zachs and Eric M. Zachs, is 40 Woodland Street, Hartford, Connecticut 06105.

(3) Includes 6,839,002 shares owned by Zachs Family Limited Partnership Number One. Henry M. and Eric M. Zachs are the sole general partners of the Zachs Family Limited Partnership Number One and share voting and dispositive power with respect to these shares.

(4) Consists of shares owned by Bay Networks, Inc., a subsidiary of Nortel Networks, Inc. The address for Nortel Networks, Inc. is 8200 Dixie Road, Suite 100, Brampton, Ontario, Canada, L6T 5P6.

(5) Includes 26,303 shares issuable upon the exercise of stock options.

(6) Represents 40,793 shares issuable upon the exercise of stock options. Mr. Lipof ceased to be employed by the Company effective March 3, 2000.

(7) Includes 4,080 shares issuable upon the exercise of stock options.

(8) Includes an aggregate of 71,176 shares of Common Stock which may be acquired by directors and executive officers upon the exercise of stock options.

SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

    Based upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during fiscal 1999 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with, except for the following:

    Russel S. Bernard, Jai P. Bhagat, Wayne A. Martino and Alan M. Mendelson, all non-employee directors of the Company and Bay Networks, Inc., a greater than 10% stockholder of the Company, were late in filing their respective Initial Statements of Beneficial Ownership of Securities on Form 3 ("Form 3"), which were required to be filed with the SEC on the effective date of the Company's initial public offering. In addition, Michael Clover, the Company's Chief Operating Officer, was late in filing his Form 3, which was required to be filed within 10 days of his becoming an officer of the Company on October 25, 1999.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

    Seven directors (constituting the entire Board) are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below (all of whom are currently directors of the Company). Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and shall qualify. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

    The nominees, their respective ages, the year in which each first became a director of the Company and their principal occupations or employment during the past five years are as follows:

                                     YEAR FIRST                    PRINCIPAL OCCUPATION
NOMINEE                   AGE      BECAME DIRECTOR              DURING THE PAST FIVE YEARS
-------                 --------   ---------------   ------------------------------------------------
Henry M. Zachs........     65           1995         Co-Chairman of the Company since its inception
                                                     in November, 1995 and Chief Executive Officer
                                                     since June, 1997. Chief Executive Officer of
                                                     Message Center USA, Inc. from June, 1961 until
                                                     December, 1995. Mr. Zachs also serves on the
                                                     advisory board of Axiom Venture Partners, L.P.,
                                                     a venture capital firm.

                                     YEAR FIRST                    PRINCIPAL OCCUPATION
NOMINEE                   AGE      BECAME DIRECTOR              DURING THE PAST FIVE YEARS
-------                 --------   ---------------   ------------------------------------------------
Eric M. Zachs.........     40           1995         Co-Chairman of the Company since its inception.
                                                     President and Chief Executive Officer from
                                                     November, 1995 until June, 1997. President and
                                                     Chief Operating Officer at Message Center USA,
                                                     Inc. from August, 1993 until December, 1995. Mr.
                                                     Zachs serves as a general partner of Bantry Bay
                                                     Ventures, a venture capital firm, and as a
                                                     director of NetActive Internet (Pty.) Ltd., a
                                                     South African Internet service provider listed
                                                     on the Johannesburg Stock Exchange.

Christopher W.             40           1997         President of the Company since June, 1997. Chief
Jenkins...............                               Financial Officer of the Company from November,
                                                     1995 until June, 1997. Vice President of
                                                     Operations of Message Center USA, Inc. from
                                                     June, 1993 until December, 1995. Acting Chief
                                                     Financial Officer of Message Center USA, Inc.
                                                     from June, 1995 until December, 1995.

Russel S. Bernard.....     42           1999         Principal of Oaktree Capital Management, LLC and
                                                     Portfolio Manager of its Real Estate Funds since
                                                     April, 1995. Mr. Bernard is also a director of
                                                     Metropolis REIT and Jamboree Office REIT.

Jai P. Bhagat.........     53           1999         Vice Chairman of GulfSouth Capital, Inc. since
                                                     December, 1999. Mr. Bhagat was Vice Chairman and
                                                     a Director of SkyTel Communications, Inc. from
                                                     March, 1995 through October, 1999. Mr. Bhagat
                                                     was Chairman of the Board of Directors of the
                                                     Personal Communications Industry Association in
                                                     1988, has served as a member of its Board since
                                                     1985, and has served as a member of its Paging
                                                     and Messaging Alliance Council since 1997. He
                                                     also served as Chairman of the Board of
                                                     Directors of American Mobile Satellite
                                                     Corporation from 1988 to 1991 and as a member of
                                                     its Executive Committee from 1988 to 1994.

Wayne A. Martino......     40           1999         Principal of Brenner, Saltzman & Wallman, LLP
                                                     since July, 1991. Mr. Martino was a director of
                                                     Mecklermedia Corporation from December, 1993
                                                     until November, 1998.

Alan M. Mendelson.....     52           1999         General Partner of Axiom Venture Partners, L.P.
                                                     since April, 1994. Mr. Mendelson is a director
                                                     of Cellomics, Inc. and Purilens, Inc. and sits
                                                     on the advisory boards of Battery Ventures I,
                                                     II, and III, Syncom, Inc. and Connecticut
                                                     Innovations, Inc.

    All directors of the Company are elected by the stockholders for a one-year term and hold office until the next annual meeting of stockholders of the Company and until their successors are elected and qualified. Henry M. Zachs, the Co-Chairman and Chief Executive Officer of the Company, is the father of Eric M. Zachs, the Co-Chairman of the Company. Except for the relationship between Henry M. and Eric M. Zachs, there are no family relationships among the directors and executive officers of the Company.

    The Board of Directors of the Company has an Audit Committee and a Compensation Committee. It has no nominating committee. The Audit Committee and Compensation Committee were formed on June 1, 1999.

    The Audit Committee is composed of Russel S. Bernard, Jai P. Bhagat and Alan
M. Mendelson. The Audit Committee is charged with reviewing results and scope of audits and other services provided by the Company's independent accountants. The Audit Committee met four times during the year ended December 31, 1999.

    The Compensation Committee is composed of Russel S. Bernard, Alan M. Mendelson and Eric M. Zachs. The Compensation Committee reviews the compensation levels of the Company's executive officers, makes recommendations to the Board of Directors concerning salaries and incentive compensation for the Company's employees and consultants and establishes and approves salaries and incentive compensation for the Company's executive officers. The Compensation Committee also administers the Company's 1999 Stock Option Plan. The Compensation Committee acted by written consent three times in the fiscal year ended
December 31, 1999.

    During the fiscal year ended December 31, 1999, the Board of Directors held four meetings. The Board acted by written consent three times prior to its initial public offering and two times following its initial public offering. Each director attended at least 75% of the meetings of the Board of Directors held when he was a director and of all committees of the Board of Directors on which he served.

VOTE REQUIRED

    The seven nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instructions to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will not be counted as a vote for any such nominee.

    THE BOARD OF DIRECTORS DEEMS THE ELECTION AS DIRECTORS OF THE SEVEN NOMINEES LISTED ABOVE TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THESE NOMINEES.

                             EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning all cash and non-cash compensation awarded to, earned by, or paid to, the Company's Chief Executive Officer and to all other executive officers whose total cash compensation exceeded $100,000 for services rendered to the Company during the fiscal years indicated (collectively, with the Chief Executive Officer, the "Named Executive Officer").

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM
                                                                          COMPENSATION
                                                                          ------------
                                                   ANNUAL COMPENSATION     SECURITIES
                                         FISCAL    --------------------    UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR     SALARY($)   BONUS($)    OPTIONS(#)    COMPENSATION(1)(2)
---------------------------             --------   ---------   --------   ------------   ------------------
Henry M. Zachs........................    1999     $ 60,768    $    --            --           $   --
  Co-Chairman and Chief Executive         1998       90,000         --            --               --
  Officer(3)                              1997       90,000         --            --               --

Christopher W. Jenkins................    1999      148,153     90,000       100,000            2,280
  President and Director(4)               1998      135,000     25,000        52,606            1,685
                                          1997      136,923         --            --               --

Gary P. Strickland....................    1999       82,500     29,600        80,000               --
  Chief Financial Officer(5)              1998           --         --            --               --
                                          1997           --         --            --               --

Ronald C. Lipof.......................    1999       94,576     38,250        10,000              540
  Chief Marketing and Strategic           1998       98,461     13,500        81,585               --
  Officer(6)                              1997       11,385         --            --               --

------------------------

(1) Pursuant to the SEC's rules on executive compensation disclosure, "All Other Compensation" does not include perquisites because the aggregate amount of such compensation for each of the persons listed did not exceed the lesser of (i) $50,000 or (ii) 10 percent of the combined salary and bonus for such person in each such year.

(2) Consists of Company contributions made on behalf of the various individuals under the Company's 401K plan.

(3) Salary accrued for $90,000 in each of 1997 and 1998 was forgiven by Mr. Henry M. Zachs in March, 1999.

(4) Mr. Jenkins is a party to an employment agreement with the Company. See "--Employment Agreements." Bonuses of $25,000 earned in 1998 and $90,000 earned in 1999 were paid in 1999 and 2000, respectively. A $50,000 portion of Mr. Jenkins salary earned in 1997 was paid in 1998.

(5) Mr. Strickland joined the Company as Chief Financial Officer in April, 1999. A bonus of $29,600 accrued in 1999 was paid to Mr. Strickland in March, 2000.

(6) Mr. Lipof ceased to be employed by the Company effective March 3, 2000.

    The following table sets forth information with respect to option grants in 1999 to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED
                                     NUMBER OF       % OF TOTAL                                 ANNUAL RATES OF STOCK
                                    SECURITIES        OPTIONS                                  PRICE APPRECIATION FOR
                                    UNDERLYING       GRANTED TO     EXERCISE OR                    OPTION TERM(4)
                                      OPTIONS       EMPLOYEES IN    BASE PRICE    EXPIRATION   -----------------------
NAME                               GRANTED(#)(1)   FISCAL YEAR(2)     ($/SH)         DATE       5% ($)       10% ($)
----                               -------------   --------------   -----------   ----------   ---------   -----------
Henry M. Zachs...................          --            --           $   --             --    $     --    $       --
Christopher W. Jenkins...........     100,000            18%           14.00        5/26/09     880,000     2,230,000
Gary P. Strickland(3)............      80,000            14%           14.00        5/26/09     704,000     1,784,000
Ronald C. Lipof..................      10,000             2%           14.00        5/26/09      88,000       223,000

------------------------

(1) Options vest 20% on each of the first five anniversaries of the date of grant.

(2) Based upon options to purchase 570,100 shares granted to all employees in 1999.

(3) 50% of these options will become immediately exercisable upon a change of control of the Company.

(4) These amounts represent assumed rates of appreciation in the price of the Company's Common Stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of the Common Stock and overall stock market conditions. The 5% rate of appreciation over the 10-year option term of the $14.00 stock price on each date of grant would result in a stock price of $22.80. The 10% rate of appreciation over the 10-year option term of the $14.00 stock price on each date of grant would result in a stock price of $36.30. There is no representation that the rates of appreciation reflected in this table will be achieved.

    The following table sets forth information with respect to (i) stock options exercised in 1999 by the Named Executive Officers and (ii) unexercised stock options held by such individuals at December 31, 1999.

                          AGGREGATED OPTION EXERCISES
             IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                                   NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED, IN-
                                                                  OPTIONS HELD AT FISCAL         THE-MONEY OPTIONS AT
                                     SHARES                              YEAR END               FISCAL YEAR END ($)(1)
                                  ACQUIRED ON       VALUE       ---------------------------   ---------------------------
NAME                              EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                              ------------   ------------   -----------   -------------   -----------   -------------
Henry M. Zachs..................         --        $     --            --             --       $     --       $     --
Christopher W. Jenkins..........         --              --        26,303             --        248,300             --
Gary P. Strickland..............         --              --            --             --             --             --
Ronald C. Lipof.................         --              --        40,793             --        419,755             --

------------------------

(1) Based on a closing stock price of the Company's Common Stock on the Nasdaq National Market on December 31, 1999 of $12.50.

EMPLOYMENT AGREEMENTS

    Christopher Jenkins, the Company's President, is employed under an Employment Agreement that expires in December 2001, unless earlier terminated by either party. The Agreement originally provided for a compensation package consisting of a base salary equal to $150,000 per year, which was increased to $180,000 per year in 1999, and an annual performance bonus in an amount to be determined by the Company. Mr. Jenkins is also eligible to participate in all of the Company's fringe benefit programs. In the event that the Company terminates Mr. Jenkins' employment without cause (as defined in the agreement), Mr. Jenkins will receive severance compensation equal to his then base salary for the one-year period following termination. The agreement contains non-competition and non-solicitation covenants which restricts Mr. Jenkins during and after his employment. Pursuant to the Employment Agreement, 26,303 options granted to Mr. Jenkins under the predecessor of the 1999 Stock Option Plan became immediately exercisable upon the closing of the Company's initial public offering on June 1, 1999.

COMPENSATION OF DIRECTORS

    Directors who are employees of the Company do not receive additional compensation for serving as directors. Effective June 1, 1999, each director who is not an employee of the Company receives $1,000 for attendance at each Board of Directors and Committee meeting. No Committee member received compensation for any Committee meeting held in 1999. Pursuant to the Company's 1999 Stock Option Plan, each non-employee director automatically receives a grant of options to purchase 10,000 shares of Common Stock upon first becoming a director. At each annual meeting of the Company's stockholders, each non-employee director who is re-elected and has served continuously as a director for at least six months prior to such meeting is automatically granted an option to purchase 4,000 shares of Common Stock. This number of options was increased to 4,000 from 2,000 in February, 2000 through an amendment to the Company's 1999 Stock Option Plan adopted by the Board of Directors. The exercise price of all options granted to directors is the fair market value of the Common Stock on the date of the grant. Directors are also reimbursed for their out-of-pocket expenses in attending board and committee meetings in accordance with the Company's expense reimbursement policies. Pursuant to the Company's 1999 Stock Option Plan, Messrs. Bernard, Baghat, Martino, Mendelson and Eric Zachs each received a grant of options to purchase 10,000 shares of Common Stock on June 1, 1999, at a per share price of $14.00 (the fair market value on that date).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Compensation Committee") advises the Chief Executive Officer and the Board of Directors on compensation matters generally, determines the compensation of the Chief Executive Officer, reviews and takes action on the recommendation of the Chief Executive Officer as to the appropriate compensation of other officers and key personnel, and approves the grants of bonuses to officers and key personnel. The Compensation Committee is also responsible for the administration of the Company's 1999 Stock Option Plan. Prior to the establishment of the Compensation Committee in June, 1999, salary, bonus and stock option grants to employees were determined by Henry Zachs, the Company's Co-Chairman of the Board and Chief Executive Officer, after consultation with members of the Board of Directors.

    GENERAL COMPENSATION POLICY FOR EXECUTIVE OFFICERS. The fundamental policy of the Compensation Committee is to provide the Company's executive officers with competitive compensation opportunities based upon their contribution to the development and financial success of the Company and their personal performance. It is the Compensation Committee's objective to have a portion of each executive officer's compensation contingent upon the Company's performance as well as upon each executive officer's own level of performance. Accordingly, the compensation package for each executive officer is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry, (ii) cash bonuses which reflect the achievement of performance objectives and goals, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

    FACTORS. The principal factors which the Compensation Committee considered with respect to each executive officer's compensation for fiscal 1999 are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors with respect to executive compensation for future years.

    - BASE SALARY. The base salary for each executive officer is determined on the basis of the following factors: experience, personal performance, the salary levels in effect for comparable positions within and without the industry, and internal base salary comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate. Base salaries are generally reviewed on an annual basis, with adjustments made in accordance with the factors indicated above. In addition, in reviewing annual adjustments, the Compensation Committee takes into account the Company's performance in the fiscal year then ended.

    - BONUS. The incentive compensation of executive officers is closely related to Company performance. A portion of the cash compensation of executive officers consists of contingent compensation. Bonus awards are based on, among other things, performance objectives and goals that are tailored to the responsibilities and functions of key executives. The Compensation Committee felt that the Company's executives and key employees reached personalized performance objectives, and contributed to the Company's successful completion of its initial public offering on June 1, 1999 and to the Company's revenue growth during 1999. As a result of achieving these Company objectives and personalized performance objectives during 1999, the Compensation Committee approved bonuses for its executive officers and key employees for 1999.

    - LONG-TERM INCENTIVE COMPENSATION. Long-term incentives are provided through grants of stock options. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. Each option grant allows the individual to acquire shares of the Company's Common Stock at a fixed price per share (generally, the market price on the grant date) over a specified period of time (up to ten years). Each option generally becomes exercisable in installments over a five-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option grant will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates. The Company granted options to its executive officers and key employees in 1999 which were issued in connection with its initial public offering or upon commencement of employment.

    CEO COMPENSATION. In determining the base salary payable to the Company's Chief Executive Officer in 1999, the Compensation Committee considered Henry M. Zachs performance in fiscal 1998, and the reduction in time Mr. Henry M. Zachs was expected to devote to the business of the Company following the consummation of the Company's initial public offering. Mr. Zachs did not receive a performance bonus or incentive stock options in 1999.

    COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code generally denies a federal income tax deduction for certain compensation exceeding $1,000,000 paid to the Chief Executive Officer or any of the four other highest paid executive officers, excluding (among other things) certain performance-based compensation. Through December 31, 1999, this provision has not affected the Company's tax deductions, but the Committee will continue to monitor the potential impact of Section 162(m) on the Company's ability to deduct executive compensation.

                                          COMPENSATION COMMITTEE
                                          Eric M. Zachs, Chairman
                                          Russel S. Bernard
                                          Alan M. Mendelson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company's Board of Directors did not have a Compensation Committee until June 1, 1999. Consequently, most matters concerning executive officer compensation for fiscal 1999 were addressed by Henry Zachs, the Company's Co-Chairman of the Board and Chief Executive Officer, after consultation with members of the Board of Directors. Decisions with respect to 1999 year-end bonuses and stock option grants were made by the Compensation Committee. Each of Messrs. Russel S. Bernard, Alan M. Mendelson and Eric M. Zachs, served as members of the Compensation Committee during the fiscal year ended December 31, 1999. No member of the Compensation Committee was during the 1999 fiscal year an officer or employee of the Company. Eric M. Zachs was President and Chief Executive Officer of the Company from November, 1995 until June, 1997. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. Eric M. Zachs had certain relationships and engaged in certain transactions with the Company prior to its initial public offering as described in "Certain Relationships and Related Party Transactions" below.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    REORGANIZATION OF LLC. The Company was originally organized as a Connecticut limited liability company (the "Connecticut LLC") in November, 1995 by the Company's founder Eric M. Zachs. On May 25, 1999, the Company converted from a limited liability company to a corporation in order to have a business organization that is more typical of other publicly-traded entities. In March, 1999, in order to facilitate the ultimate conversion to a Delaware corporation, the Connecticut LLC was merged with and into a newly-formed Delaware limited liability company (the "Delaware LLC"), retaining the name ZipLink, LLC. As a result of such merger, all of the assets and liabilities of the Connecticut LLC were acquired by the Delaware LLC and all membership interests and options and warrants to acquire membership interests in the Connecticut LLC were exchanged for economically equivalent interests in the Delaware LLC.

    On May 25, 1999, all of the membership units in the Delaware LLC were transferred to a newly-formed Delaware corporation known as ZipLink, Inc. Immediately following such transfer, the Delaware LLC merged with and into ZipLink, Inc., as a result of which all of the assets and liabilities of the Delaware LLC were transferred to ZipLink, Inc. In connection with such transfer of membership units and merger, each membership unit in the Delaware LLC (other than membership units held by Nortel Networks, a holder of more than 5% of the Company's Common Stock, and the Zachs Family Limited Partnership Number One (the "Zachs Partnership")) was exchanged into approximately .82 shares of Common Stock of the Company, each option and warrant to acquire a membership unit in the Delaware LLC was exchanged for an option or warrant, as applicable, to purchase approximately .82 shares of the Company's Common Stock, each membership unit in the Delaware LLC held by Nortel Networks was exchanged into approximately .83 shares of Common Stock, each membership unit in the Delaware LLC held by the Zachs Partnership was exchanged into approximately .82 shares of Common Stock, and additional capital contributions provided by the Henry and Eric M. Zachs and the Zachs Partnership (collectively, the "Zachs Founders") were exchanged into 104,977 shares of Common Stock.

    PURCHASES FROM NORTEL NETWORKS, INC. The Company purchased equipment and services from Nortel Networks, in the aggregate amount of $410,000 during the year ended December 31, 1999. Commencing July, 1999, the Company obtained hardware maintenance and software subscription services from Nortel Networks at the rate of $423,000 per annum.

    HENRY ZACHS GUARANTEES. In March 1998, Fleet Bank made loans to the Company under a $15.0 million line of credit, which amount was increased to $20.0 million in October, 1998 and to $25.0 million in April, 1999. The Company used approximately $20.0 million of the net proceeds from its initial public offering to repay the entire outstanding indebtedness to Fleet Bank in June, 1999. The Fleet Bank line of credit was secured by a pledge of all of the Company's assets and supported by a personal guarantee from Henry Zachs. Henry Zachs did not receive any compensation for providing such personal guarantee of the Fleet Bank Line of Credit. The Fleet Bank loan bore interest at a floating rate equal to LIBOR plus 0.30% (which was equal to 5.366% per annum as of June, 1999). The Company believes that the loans from Fleet Bank were at interest rates, in amounts and on other terms which were more favorable to the Company than those which the Company could have obtained without the guarantee of Henry Zachs. Prior to consummation of the Company's initial public offering, Henry Zachs agreed to guarantee up to $10.0 million of additional indebtedness to the Company from institutional lenders acceptable to Mr. Zachs. Mr. Zachs agreement to provide such guarantee terminated upon the closing of the Company's initial public offering. The Company does not anticipate that any further loans to the Company will be supported by a guarantee from Henry Zachs.

    ZACHS FOUNDERS ADVANCES. During the period from 1996 through December, 1997, the Company acted as a collection and dispersal agent for other companies controlled by the Zachs Founders which did not then have full-time accounting and cash management personnel. Some of the proceeds collected by the Company were retained by the Company and recorded as non-interest bearing advances. The principal amount of such advances at the end of 1997 was $479,600 and at the end of 1998 was $476,100. Such advances were repaid in March, 1999. The Company ceased to act as a collection or dispersal agent for affiliates of the Zachs Founders in January, 1999 and does not intend to reinstitute such arrangement in the future.

    REAL PROPERTY LEASES. The Company leases approximately 3,500 square feet of office and co-location space in Hartford, Connecticut from Henry Zachs. Rent payable by the Company under this lease is $39,000 per annum, including taxes, insurance, and certain utilities.

    SALARY ACCRUALS. The Company accrued, but did not pay, salary to Henry Zachs of $90,000 per year for each of 1997 and 1998. In March, 1999, Mr. Zachs agreed to forgive the Company's obligation to pay all such accrued salary. A portion of salary was accrued to Christopher Jenkins for $50,000 for 1997 and paid in 1998. Bonuses of $25,000 and $90,000 to Mr. Jenkins for 1998 and 1999, were paid in 1999 and 2000, respectively. The Company also accrued a bonus to Mr. Strickland of $29,600 in 1999, which was paid in March, 2000.

    TRADEMARK LICENSE. Under an oral royalty-free license, the Company has used certain trademarks owned by Henry Zachs or subject to pending applications made by him. In March, 1999, Mr. Zachs granted the Company a royalty-free, perpetual non-exclusive license to use all such trademarks and trademark applications for Internet related applications. Mr. Zachs has agreed not to grant any further licenses to any of such trademarks or trademark applications without the consent of the Company. Under certain circumstances, the Company has an option to purchase all of such trademarks and trademark applications for nominal consideration. Mr. Zachs received no payment or other consideration for granting such license.

    OTHER TRANSACTIONS. For the past several years, Wayne A. Martino, a director of the Company, has performed legal services on the Company's behalf in his capacity as a principal of the New Haven, Connecticut law firm of Brenner, Saltzman & Wallman, LLP, as have other principals and employees of such firm. The fees paid by the Company to such law firm during 1999 were $567,948.

                     COMPARATIVE PERFORMANCE BY THE COMPANY

    The following graph compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total stockholder return of (i) the Nasdaq Stock Market Index and (ii) the Russell 2000 Index. Although the chart would normally be for a five-year period, the Common Stock of the Company began trading publicly on May 26, 1999 and, as a result, the following chart commences as of such date. THE TOTAL STOCKHOLDER RETURN SHOWN ON THE PERFORMANCE GRAPH BELOW IS NOT NECESSARILY INDICATIVE OF THE FUTURE RETURNS ON THE COMPANY'S COMMON STOCK.

                                 ZIPLINK, INC.
                     COMPARISON OF CUMULATIVE TOTAL RETURN
                        (MAY 26, 1999-DECEMBER 31, 1999)

                   COMPARISON OF 7 MONTH CUMULATIVE TOTAL RETURN*
                 AMONG ZIPLINK, INC., NASDAQ STOCK MARKET INDEX
                             AND RUSSELL 2000 INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

DOLLARS
                     5/26/1999  12/31/1999
ZipLink, Inc.           100.00       89.29
Nasdaq Stock Market     100.00      157.09
Russell 2000 Index      100.00       99.96

                           05/26/99    12/31/99
                           ---------   --------
ZipLink, Inc.............   100.00       89.29
Nasdaq Stock Market......   100.00      157.09
Russell 2000 Index.......   100.00       99.96

* ASSUMES $100 INVESTED ON 5/26/99

INCLUDING REINVESTMENTS OF DIVIDENDS.

 PROPOSAL NO. 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has selected the firm of Arthur Andersen, LLP, independent public accountants, to audit the accounts of the Company for fiscal year ending December 31, 2000, and it is proposed that the selection of such firm be ratified by the stockholders at the Annual Meeting. Arthur Andersen LLP audited the financial statements of the Company for the year ended December 31, 1999. In the event such appointment is not ratified, it will be reconsidered by the Board of Directors. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from stockholders.

VOTE REQUIRED

    The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present or represented and entitled to vote is required for the ratification of the appointment of Arthur Andersen LLP as the independent accountants of the Company. Abstentions and broker non-votes have the same legal effect as votes cast against this proposal.

    THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                             STOCKHOLDER PROPOSALS

    All stockholder proposals which are intended to be presented at the Annual Meeting of Stockholders of the Company to be held in 2001 must be received by the Company no later than December 8, 2000 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting. The Company's Amended and Restated By-Laws impose certain requirements which must be complied with in connection with the submission of stockholder proposals.

    Pursuant to the Company's Amended and Restated By-Laws, no stockholder may present a proposal to be voted on at the 2001 Annual Meeting of Stockholders unless such stockholder complies with certain requirements set forth in the Amended and Restated By-Laws, including giving notice of such stockholder's proposal at the Annual Meeting, no earlier than January 22, 2001 and no later than February 21, 2001.

                                 OTHER BUSINESS

    The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

    The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

By Order of the Board of Directors

Eric M. Zachs
SECRETARY

Dated: April 7, 2000

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 WILL BE SENT, WITHOUT THE ACCOMPANYING EXHIBITS, WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: ZIPLINK, INC.,
ATTENTION: INVESTOR RELATIONS, 900 CHELMSFORD STREET, TOWER ONE, LOWELL, MASSACHUSETTS 01851.

-------------------------------------------------------------------------------

                                ZIPLINK, INC.

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 3, 2000

       The undersigned, a stockholder of ZipLink, Inc. (the "Corporation"), hereby constitutes and appoints Henry M. Zachs and Eric M. Zachs and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Wednesday, May 3, 2000, and at any and all adjournments or postponements thereof, as follows:

                          (CONTINUED ON REVERSE SIDE)

-------------------------------------------------------------------------------

              PLEASE DATE, SIGN AND MAIL YOUR
            PROXY CARD BACK AS SOON AS POSSIBLE!

               ANNUAL MEETING OF STOCKHOLDERS
                       ZIPLINK, INC.

                        MAY 3, 2000

          Please Detach and Mail in the Envelope Provided
-------------------------------------------------------------------------------

A /X/ Please mark your votes as in this example.

               FOR the            WITHHOLDING
               nominees listed    AUTHORITY to
               at right (except   vote for all
               as marked to the   the nominees
               contrary below)    listed at right
                                                                                                               FOR  AGAINST  ABSTAIN
1. ELECTION       / /                / /          NOMINEES: Henry M. Zachs         (2) PROPOSAL TO RATIFY THE  / /    / /      / /
   OF                                                       Eric M. Zachs              APPOINTMENT OF ARTHUR
   DIRECTORS                                                Christopher W. Jenkins     ANDERSEN LLP AS THE
                                                            Russel S. Bernard          INDEPENDENT PUBLIC
(INSTRUCTIONS: To withhold authority to vote for any        Jai P. Bhagat              ACCOUNTANTS OF THE
individual nominee, strike a line through the nominee's     Wayne A. Martino           CORPORATION FOR FISCAL
name in the list at right.)                                 Alan M. Mendelson          YEAR 2000.

                                                                                   (3) In their discretion, upon such other
                                                                                   business as may properly come before the
                                                                                   meeting and any and all adjournments and
                                                                                   postponements thereof

                                                                                   Shares represented by this Proxy will be voted
                                                                                   in accordance with the instructions indicated
                                                                                   in items 1 and 2 above.  IF NO INSTRUCTION IS
                                                                                   INDICATED, THIS PROXY WILL BE VOTED FOR ALL
                                                                                   LISTED NOMINEES FOR DIRECTORS AND FOR PROPOSAL
                                                                                   2.

                                                                                   Any and all proxies heretofore given by the
                                                                                   undersigned are hereby revoked.

                                                                                   PLEASE DATE, SIGN AND MAIL IN THE ENCLOSED
                                                                                   REPLY ENVELOPE.

Signature ______________________ Date ___________ Signature ______________________ Date ___________

NOTE: Please sign exactly as your name(s) appear hereon.  If shares are held by two or more persons each should sign.  Trustees, executors and other fiduciaries should indicate their capacity.  Shares held by corporations, partnerships, associations, etc. should be signed by an authorized person, giving full title or authority.>

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